EXHIBIT 23

CONSENT OF CARR, RIGGS & INGRAM, LLC

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333 – 111071) on Form S-3 and in Registration Statements (No. 333 – 37995, No. 333 – 110013, and No. 333 – 112127) on Forms S-8 of United Security Bancshares, Inc. and subsidiaries (the “Company”) of our reports dated March 14, 2011, relating to our audits of the Company’s consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010.

Carr, Riggs & Ingram, LLC

Dothan, Alabama

March 14, 2011